Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Oxygen Biotherapeutics, Inc. (the “Company”) on Form S-8 (No. 333-196464), on Form S-3 (No. 333-196468) and on Form S-3 (No. 333-191579) of our report, dated July 29, 2014, relating to the consolidated financial statements of the Company which appear in this Form 10-K as of April 30, 2014.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
July 29, 2014